To be delivered in TRIPLICATE by group bidders to their Representative.
    Single bidders and Representatives of groups must make delivery in duplicate to the Company by the time specified in the Statement of Terms and Conditions Relating to Bids.




                  QUESTIONNAIRE FOR PROSPECTIVE BIDDERS


BELL ATLANTIC - NEW JERSEY, INC.
c/o Treasurer, Bell Atlantic Corporation
Bell Atlantic Tower - 47th Floor
1717 Arch Street
Philadelphia, PA  19103



Dear Sirs:

    In connection with the proposed offering at one time or from time to time by Bell Atlantic - New Jersey, Inc. (the "Company") of one or more new series of its Debt Securities, and for use in the Prospectus, as supplemented, with respect to the Debt Securities and in the Statement of Eligibility and Qualification on Form T-1 of First Fidelity Bank, National Association, New Jersey, Trustee, the undersigned, as one of the prospective underwriters for the Debt Securities, furnishes the following information.

    Our name, as it should appear in the Prospectus, and our address (including zip code) are as follows:







    Except as indicated below, (1) neither we nor any of our directors, officers, partners or controlling persons have a material relationship or affiliation with the Company; (2) we are not an affiliate, as defined in Rule O-2 under the Trust Indenture Act of 1939, of First Fidelity Bank, National Association, New Jersey and neither said Trustee nor any of the directors or executive officers of First Fidelity Bank, National Association, New Jersey is a director, officer, partner, employee, appointee or representative of ours, as those terms are defined in the Trust Indenture Act of 1939 or in the relevant instructions to Form T-1;
(3) we and our directors, executive officers and partners, taken as a group, do not now own beneficially, more than one percent of the voting securities of First Fidelity Bank, National Association, New Jersey; (4) we (if a corporation) do not have outstanding, nor have we assumed or guaranteed, any securities issued otherwise than in our present corporate name; (5) we are not a "holding company", or an "affiliate" or a "subsidiary company" of a "public utility company" or "holding company", each as defined in the Public Utility Holding Company Act of 1935; (6) other than as to be stated or referred to in the Underwriting Agreement, any selling group agreement, or any similar agreement or agreements, we do not know of any arrangements for limiting or restricting the sale of any securities of the Company, for stabilizing or otherwise artificially affecting the market for the security or securities on which we intend to submit a proposal to purchase, or for withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of his participation in such security or securities, or of any discounts or commissions to be allowed or paid to dealers; (7) our commitment to purchase the security or securities indicated above would not result in a violation of the financial responsibility requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 or similar but more comprehensive requirements imposed by any stock exchange of which we are a member; (8) we are not a party to any formal proceeding being conducted by the Securities and Exchange Commission, pursuant to any of the Acts administered by it, which is required to be disclosed in the Registration Statement or which would disqualify us from purchasing the Debt Securities;
(9) we have not prepared any report or memorandum for external use in connection with the proposed offering. If any such material has been prepared, we have enclosed three copies thereof, together with a statement as to the use, distribution and dates of delivery of such material, including an identification of each class of persons who received such material and the number of copies distributed to each class. We understand that such material and statement will be made available upon request to the Securities and Exchange Commission pursuant to Rule 418 under the Securities Act of 1933; and (10) we will not submit or participate, directly or through an affiliate, in more than one proposal for the purchase of the Debt Securities offered at any one time.

    (State "No exceptions" or set forth exceptions, if any, and give details. If an exception is to be made with respect to material of the type referred to in clause (9), attach three copies of each item of such material together with the required statements for transmittal to the Company.)




    We will notify you immediately of any development before the completion of the offering of the Debt Securities by the Company which makes untrue or incomplete any of the above statements. We agree to comply with such prospectus delivery requirements of Rule 15c2-8 under the Securities Exchange Act of 1934 as may be applicable to us, to make a record of any distribution of preliminary prospectuses and other preliminary information and, to the extent required by the Securities and Exchange Commission, to bring all subsequent changes and amendments to the attention of any person to whom such preliminary information is given.

    The following named Representative(s):






(or any substituted Representative(s) - who may include the above-named Representative(s) - named in a communication signed by the above-named Representative(s) and delivered to the Company prior to or simultaneously with the submission of a proposal to purchase the Debt Securities on behalf of a group of which the undersigned is a member) is authorized by the undersigned to act on its behalf as its Representative(s) in all matters relating to any such proposal for, or any purchase of, the Debt Securities, to the furnishing of any consent, to the amending of the Registration Statement, to the supplementing of the Prospectus, to the furnishing to the Company of the form of any agreement among purchasers, dealers or others entered into in connection with any public offering of the Debt Securities, and to advising the Company of the amounts of any discounts, concessions or considerations provided for therein, unless the Company shall have received from the undersigned, in advance of the submission of proposals for the purchase of the Debt Securities, written notice that the undersigned has revoked such authority to represent.

                         Very truly yours,


                                            ...............................
                                                     (Official Name)



Dated:                   , 1994          By ...............................
                                                   (Title or Position)

                                                           January 13, 1994



To each of the firms listed in Attachment A:

    New Jersey Bell Telephone Company ("New Jersey Bell" or the "Company") expects to issue, in the near future, $250 million in aggregate principal amount of debt securities. These securities (the "Securities") have been registered with the Securities and Exchange Commission under a Registration Statement on Form S-3 (File No. 33-49851), filed pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"). It is currently anticipated that the Securities will be intermediate or long-term debt. By order of the New Jersey Board of Regulatory Commissioners (the "BRC"), the Securities must be offered using competitive bidding procedures pursuant to which at least three independent bids for the purchase of the Securities are received; New Jersey Bell, if it accepts any of such bids, must accept the bid producing the lowest annual cost of money.(1)

    The purpose of this letter is to invite each of you to participate in the bidding procedures outlined below.

Description of Bidding Procedures.
- ----------------------------------

    Each firm listed in Attachment A is presently being invited to participate in the bidding procedures. (Firms electing to participate are herein referred to as "Participants".) The bidding procedures consist of three phases. In phase 1, from time to time New Jersey Bell will solicit from each Participant, by means of a telephone call, the Participant's views on then current market conditions and the most favorable structure, timing and pricing for the offering of the Securities. Based upon these "indicative pricing" discussions, and other indications of market conditions, New Jersey Bell will decide either to proceed to phase 2 or to delay the offering until another time. In phase 2, New Jersey Bell will solicit from each Participant a non-binding estimate of the "cost of money" (defined above) for the debt structure(s) the Company is considering.
Based on the information New Jersey Bell has received in phase 1 and phase 2, New Jersey Bell will decide either to proceed to phase 3 or to delay the offering until another time.

    If, following either phase 1 or phase 2, New Jersey Bell decides to delay the offering, the entire bidding procedure, beginning with phase 1, will begin again on such later date as the Company shall determine.



- --------------------
    (1) The "cost of money" is the discount rate compounded semiannually at which the present value of the future payments (principal and interest) to be made when due by the Company on the Securities over the term of the issue equates to the proceeds (exclusive of accrued interest) to be paid to the Company from the sale of the Securities.

    If the information gathered by New Jersey Bell in phases 1 and 2 indicates favorable conditions for a "pricing," New Jersey Bell will select not less than three of the Participants to participate in phase 3, a competitive bid for the Securities. (Participants who are selected to, and agree to, participate in phase 3 are referred to as "Bidders".) Selection for phase 3 will be based upon the non-binding estimates given in phase 2 and on such other factors as the Company in its discretion deems appropriate, including but not limited to the Company's judgment as to the likelihood that a Participant's final bid will be consistent with its preliminary estimate and the Participant's experience in, and ability to market, the type of Security to be issued. The Company's judgment on these factors shall be final and conclusive and without liability to any Participant.

    If a Participant has been selected to participate in phase 3, it will be notified by telephone of such selection, of the terms of the Securities, of the deadline for submission of a bid, of the telephone number to call to submit the bid, and of the facsimile number to use in confirming the bid.
A confirmatory facsimile message will follow, which will be accompanied by the exact form of bid sheet to be used (the "Final Bid Sheet"). (A sample form of bid sheet, indicating the types of information that probably will be requested at the bidding, is enclosed with this letter.) To participate in phase 3, i.e., to bid to act as lead underwriter for the offering of the Securities, a Bidder must telephone in all of the information required by the Final Bid Sheet not later than the deadline specified by the Company. Immediately after the telephone bid is submitted, the Bidder must complete, in accordance with the telephone bid, and sign, the form of the Final Bid Sheet and submit it via facsimile in accordance with the instructions given at the time bids are requested.

    The Company reserves the right in its discretion, following the announcement of a deadline for submission of bids, to postpone that deadline. In case of any such postponement, the Company will notify each of the Bidders by telephone of the postponement (with confirmatory facsimile message to follow), and any bid theretofore submitted may be withdrawn.

Form and Contents of Bid.
- -------------------------

    Each bid must be for the purchase of all of the Securities and must be made by a single prospective Bidder, subject to the understanding that the winning Bidder will offer the losing Bidders the opportunity to co-manage the offering, as described under "Procedures Upon Bid Acceptance" below.

    Each bid must specify all of the information indicated as being required on the Final Bid Sheet.

CERTAIN MATTERS UNDER THE
SECURITIES LAWS
- ---------------

    Unless and only to the extent a Bidder gives New Jersey Bell written notice, prior to submission of a bid, of exceptions to the following representations, submission of a bid shall constitute a Bidder's representation that:

    (1) neither the Bidder nor any of its directors, officers, partners or controlling persons have a material relationship or affiliation with New Jersey Bell;

    (2) the Bidder is not an affiliate, as defined in Rule 0-2 under the Trust Indenture Act of 1939, of First Fidelity Bank, National Association, New Jersey (the "Trustee"), the Trustee under the Indenture covering the Securities, and neither said Trustee nor any of the directors or executive officers of the Trustee is a director, officer, partner, employee, appointee or representative of the Bidder, as those terms are defined in the Trust Indenture Act of 1939 or in the relevant instructions to Form T-1;

    (3) the Bidder and its directors, executive officers and partners, taken as a group, do not now own beneficially more than one percent of the voting securities of the Trustee;

    (4) the Bidder (if a corporation) does not have outstanding, nor has it assumed or guaranteed, any securities issued otherwise than in its present corporate name;

    (5) the Bidder is not a "holding company", or an "affiliate" or a "subsidiary company" of a "public utility company" or "holding company", each as defined in the Public Utility Holding Company Act of 1935;

    (6) other than as to be stated or referred to in the Underwriting Agreement for the Securities, any selling group agreement or similar agreement or agreements, the Bidder does not know of any arrangements for limiting or restricting the sale of any securities of New Jersey Bell, for stabilizing or otherwise artificially affecting the market for the Securities, or for withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of his participation in such security or securities, or of any discounts or commissions to be allowed or paid to dealers;

    (7) the Bidder's commitment to purchase the Securities would not result in a violation of the financial responsibility requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 or similar but more comprehensive requirements imposed by any stock exchange of which it is a member;

    (8) the Bidder is not a party to any formal proceeding being conducted by the Securities and Exchange Commission, pursuant to any of the laws administered by it, which is required to be disclosed in the Registration Statement or any Prospectus or Prospectus Supplement relating to the Securities or which would disqualify the Bidder from purchasing the Securities; and

    (9) the Bidder has not prepared any report or memorandum for external use in connection with the proposed offering of the Securities.

    Submission of a bid shall also constitute a Bidder's undertaking that, if the Bidder participates in underwriting the Securities, the Bidder shall:

    (10) notify the Company immediately of any development before completion of the offering of the Securities which makes untrue any of the above statements; and

    (11) comply with such prospectus delivery requirements of Rule 15c2-8 under the Securities Exchange Act of 1934 as may be applicable to the Bidder.

    The representations and undertakings contained in this section entitled "Certain Matters Under the Securities Laws" shall survive the execution and delivery of the Underwriting Agreement and delivery of the Securities.

Acceptance or Rejection of Bids.
- --------------------------------

    Subject to the terms and conditions stated below, including the right reserved to New Jersey Bell to return or reject bids, New Jersey Bell will accept the bid for the Securities providing it with the lowest "cost of money" (as defined in Note 1 above). The determination of such lowest "cost of money" will be made by New Jersey Bell and such determination shall be final.

    Each bid will be accepted or rejected by New Jersey Bell as promptly as possible and in any event not more than fifteen (15) minutes after the deadline for receipt of bids, or, if a rebidding procedure is required as provided in the next paragraph, as promptly as possible and in any event not more than forty-five (45) minutes after the deadline for receipt of initial bids. If your bid has not been accepted by the deadline for acceptance, as indicated above, you may assume that it has been rejected.

    If two or more bids provide the identical lowest "cost of money," New Jersey Bell will, in its discretion, either accept one bid and reject the other(s); or will reject all bids; or will give the makers of such bids an opportunity to improve their bids. If New Jersey Bell gives the makers of such bids an opportunity to improve their bids, but no improved bid is made within the timeframes then fixed by the Company, or if upon such rebidding two or more bids providing the identical lowest "cost of money" are again received, the Company, in its discretion, will either accept one bid and reject the other(s), or will reject all bids.

    Acceptance of bids (and any requests for rebidding) will be made by telephone; a confirmatory facsimile message shall follow immediately.

    The Company reserves the right to (a) reject all bids either at or after the opening thereof; (b) reject any bid not meeting the "Special Terms and Conditions" specified below; and (c) reject the bid of any Bidder
(i) if such Bidder is in such relationship with the Trustee as would disqualify such institution under Section 310(b) of the Trust Indenture Act of 1939 from acting as Trustee for the Securities if the bid of such Bidder should be accepted or (ii) if New Jersey Bell, in the opinion of its counsel, may not lawfully sell the Securities to such Bidder. Any bid rejected by the Company pursuant to clause (b) or (c) above will be disregarded in determining the lowest "cost of money" to the Company for the Securities.

    New Jersey Bell reserves the right to waive any irregularities, which it deems to be immaterial, in complying with any of the terms and conditions relating to bids and to permit the correction of typographical, clerical and other errors or omissions in any bid.

Special Terms and Conditions.
- -----------------------------

    By order of the BRC, New Jersey Bell is currently prohibited from accepting any bid for the Securities not meeting the condition that the price to New Jersey Bell must be not less than 98% of the principal amount and not more than 102% of the principal amount. In addition, the Company requires that the price to the Company, without considering accrued interest, must be no less than 98% of par and must not exceed par.

    In addition, the Company may specify other special terms and conditions relative to pricing of the Securities before or at the time it requests bids.

Procedures Upon Bid Acceptance.
- -------------------------------

    Upon acceptance of a bid, the winning Bidder shall proceed as follows:

    (i) The winning Bidder will act as the "Representative" pursuant to the Underwriting Agreement described below and will in any event commit to purchase, i.e., underwrite, not less than $125 million in principal amount of the Securities.

    (ii) The winning Bidder will invite the unsuccessful Bidders to underwrite the remaining $125 million, with each unsuccessful Bidder being invited to underwrite an equal principal amount of Securities and to be a "co-manager."

    (iii) In the event any unsuccessful Bidder refuses an invitation to purchase Securities and act as a co-manager as described in clause (ii) or elects to underwrite less than the portion offered to it, the winning Bidder may, in its discretion, (a) invite the remaining unsuccessful Bidder(s) to underwrite all or a portion of the amount of the unsubscribed Securities; (b) with New Jersey Bell's consent, invite one or more investment banking firms (which may include Participants who were not Bidders) to underwrite all or a portion of such unsubscribed securities and, with New Jersey Bell's consent, to act as co-manager(s) for the offering; or (c) underwrite, in its own name, such unsubscribed Securities. The Company requires that no less than two (2) firms having their principal place of business in the State of New Jersey, be invited to participate in a selling group and that no less than 5% of the principal amount of the offering be allocated to these firms.

    (iv) In any event, if and to the extent other Bidders and/or other Participants or non-Participants elect not to act as underwriters, the winning Bidder must underwrite the entire unsubscribed amount of the Securities.

    (v) Drinker Biddle & Reath shall be designated as underwriters' counsel.

    (vi) As soon as practicable after the acceptance of a bid, the winning Bidder shall, on its own behalf and as Representative for any other underwriters participating in the underwriting syndicate, execute and deliver to New Jersey Bell an Underwriting Agreement, dated as of the date of the acceptance of its bid, in the form enclosed with this letter with the blanks therein appropriately filled in, in accordance with the terms of its bid. Except as set forth under "Certain Matters Under the Securities Laws" above, upon the execution of the Underwriting Agreement all rights of the Company and of the Bidder under the accepted bid shall be merged into and superseded by their rights under, and shall be determined in accordance with the terms of, the Underwriting Agreement.

    New Jersey Bell's consent to include a non-bidding Participant or a non-Participant in the underwriting syndicate will be contingent, among other things, upon reasonable assurances that such firm's participation would not disqualify the Trustee from acting as trustee for the Securities under the Trust Indenture Act and that such firm is willing to make the same representations Bidders are deemed to have made under "Certain Matters Under the Securities Laws" above. As a practical matter, receipt by the Company of an underwriter's questionnaire, in the form enclosed with this letter, should suffice to provide such assurances.

    We hope that you will elect to participate in this offering of New Jersey Bell debt securities. Please notify Laura O'Connor at 215-963-6093 by 9:30 a.m., January 13, 1994 of your intentions, the name(s) of the person(s) in your firm who will represent your firm in the bidding procedures, and their telephone and facsimile numbers.


                         NEW JERSEY BELL TELEPHONE COMPANY

                         By Michael Losch
                         Treasurer and Chief Financial Officer



Enclosures:
- -----------

     Form of Underwriting Agreement
     Sample Form of Bid
     Form of Underwriter's Questionnaire

VIA FACSIMILE TO NO.
                     ------------
URGENT

                     CONFIRMATION OF REQUEST FOR BID
                                (Phase 3)



January 31, 1994

TO:
    --------------------------
              (name of bidder)

ATTENTION:
           ------------------------

    This is to confirm that, pursuant to the terms of the letter to you from Bell Atlantic - New Jersey, Inc. (the "Company") dated January 13, 1994, the Company has requested that you submit a Bid. The relevant information is as follows:

Terms of the Securities:           Set forth in Attachment 1 to this letter.

Deadline for submission of Bid:    10:30 a.m., Philadelphia time, 1/31/94

Telephone Number to call
to submit the Bid:                 (215) 963-6093, 963-6286


Facsimile Number to use to
confirm the Bid:                   (215) 569-8207

Form of Bid Sheet to be
used:                              Attachment 2 to this letter.


                                   Very truly yours,

                                   BELL ATLANTIC - NEW JERSEY

January 31, 1994


                               Attachment 1


                           TERMS OF SECURITIES


Series: The Securities will be issued in one series, as designated below. (Selection of the lead underwriter for the series will be independently based on the bid offering the lowest cost of money.)

Designation:        10 Year __% Debentures, due 2/1/04

Principal Amount:   $250,000,000

Date of Maturity:   February 1, 2004

Interest Payment
  Dates: February 1 and August 1, to holders of record on the preceding January 15 and July 15, respectively.

Settlement Date:    February 14, 1994

Redemption
  Provisions:       Non-redeemable for life.

Other Terms:        THE PRICE TO THE COMPANY (WITHOUT
                    CONSIDERING ACCRUED INTEREST) MUST BE NO
                    LESS THAN 98.00% OF PAR, AND MUST NOT
                    EXCEED PAR.

Form of
  Settlement:       Clearinghouse funds.  100% book entry only form.

                               Attachment 2

via fax
- -------

                               FORM OF BID

                                                           January 31, 1994

Bell Atlantic - New Jersey, Inc.
Attention:  CFO & Treasurer

      Re:    $250,000,000 10NCL YEAR DEBENTURES

Ladies and Gentlemen:

    On the terms and subject to the conditions of your letter to us dated January 13, 1994 ______________________ (the "Bidder") submits the following bid for the purchase of Securities of Bell Atlantic - New Jersey, Inc. (the "Company"). The Bidder acknowledges receipt of a description of the Securities dated January 13, 1994. This bid relates to the series of $250,000,000 10NCL year Debentures cited in that description.

1.    Price (Proceeds) to Company:                      ________%(1)

2.    Interest Rate (Coupon) Proposed:                  ________%(2)

3.    All-in Cost to Company (Cost of Money)
      at Price on Line 1                                ________%(3)


                                      Very truly yours,


                                      _______________________
                                      Name of Bidder

                               By:    _______________________
                                      Name:
                                      Title:


- --------------------
(1) Must be to the fourth decimal place, i.e., x.xxxx%, and should not
    include accrued interest, if any.                              ---
(2) Must be to the third decimal place, i.e., x.xxx% and must be a multiple of 1/8 of 1% (.125) or 1/20 of 1% (.05).
(3) Must be to the sixth decimal place, i.e., x.xxxxxx%
via fax
- -------

            FORM OF NON-BINDING ESTIMATE OF THE COST OF MONEY
                                (PHASE 2)


                                                           January 31, 1994

Bell Atlantic - New Jersey, Inc.
Attention:  CFO & Treasurer

      Re:    $250,000,000 10NCL YEAR DEBENTURES
             ----------------------------------

Ladies and Gentlemen:

    On the terms and subject to the conditions of your letter to us dated January 13, 1994 ______________________ (the "Participant") submits the following non-binding estimate for the purchase of Securities of Bell Atlantic - New Jersey, Inc. (the "Company"). This estimate relates to the series of $250,000,000 10NCL YEAR DEBENTURES described in that letter.

1.    Price (Proceeds) to Company:                      ________%(1)

2.    Interest Rate (Coupon) Proposed:                  ________%(2)

3.    All-in Cost to Company (Cost of Money)
      at Price on Line 1                                ________%(3)


                                      Very truly yours,


                                      _______________________
                                      Name of Participant

                               By:    _______________________
                                      Name:
                                      Title:


- --------------------
(1) Must be to the fourth decimal place, i.e., x.xxxx%, and should not
    include accrued interest, if any.                              ---
(2) Must be to the third decimal place, i.e., x.xxx% and must be a multiple of 1/8 of 1% (.125) or 1/20 of 1% (.05).
(3) Must be to the sixth decimal place, i.e., x.xxxxxx%

                               ATTACHMENT A

Salomon Brothers Inc.
Seven World Trade Center - 42nd
Capital Markets
New York, NY  10048

Lehman Brothers
American Express Tower
World Financial Center
250 Vesey Street - 9th Floor
New York, NY  10285

Goldman Sachs & Co.
85 Broad Street
27th Floor
Capital Markets Desk
New York, NY  10004

Morgan Stanley
1221 Avenue of the Americas
4th Floor
New York, NY  10020

Merrill Lynch & Co., Inc.
World Financial Center
250 Vesey Street
North Tower - 7th Fl.
New York,  NY  10281

First Boston Corporation
Park Avenue Plaza
6th Floor
New York, NY 10260

Citicorp Securities
Citicorp
55 Water Street
47th Floor
New York, NY 10041